Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
OFFERING OF ADDITIONAL 7¾% SENIOR NOTES DUE 2019

FRISCO, TEXAS, May 9, 2014 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it intends to offer, subject to market conditions, $100 million in aggregate principal amount of  its 7¾% Senior Notes due 2019 (the "Additional Notes"). The Additional Notes will be an additional issuance of the Company’s outstanding 7¾% Senior Notes due 2019, which it issued in March 2011 in an aggregate principal amount of $300 million. Comstock intends to use the net proceeds of the proposed offering to repay outstanding borrowings under its bank credit facility.

BofA Merrill Lynch and BMO Capital Markets are acting as joint book-running managers, with Comerica Securities, Mitsubishi UFJ Securities, Regions Securities LLC, TD Securities, BBVA, Natixis, Scotiabank, SunTrust Robinson Humphrey, BB&T Capital Markets, Fifth Third Securities, Global Hunter Securities, ABN AMRO, BOSC, Inc., Capital One Securities, CIBC, US Bancorp and IBERIA Capital Partners L.L.C. acting as co-managers.

The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you copies of the prospectus supplement and the base prospectus if you request by contacting (i) BofA Merrill Lynch, 222 Broadway, New York, NY 10038, attention:  Prospectus Department, e-mail dg.prospectus_requests@baml.com or by calling 1-800-294-1322 or (ii) BMO Capital Markets Corp. at 3 Times Square, 28th Floor, New York, NY 10036, Attention: Maya Patel or by calling (212) 702-1882.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Such an offer can only be made by delivery of a prospectus that has been filed with the Securities and Exchange Commission.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.